Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Whitestone REIT (“the Registration Statement”) of our reports dated March 2, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Whitestone REIT included in the annual report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
April 29, 2015